UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2010 (March 2, 2010)

Cardtronics, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	001-33864	76-0681190
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3250 Briarpark, Suite 400, Houston, Texas	77042
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 308-4000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensation Paid to Interim Chief Executive Officer
On March 2, 2010, in accordance with the unanimous recommendation of and approval by the Compensation Committee of the Board of Directors of Cardtronics, Inc., the Company’s Board presented Fred R. Lummis, Chairman of the Company’s Board, with a check in the amount of $250,000 for his service as the Company’s interim Chief Executive Officer (“CEO”). Mr. Lummis served as interim CEO from March 17, 2009 to February 1, 2010. The payment presented to Mr. Lummis on March 2 was the sole payment made to Mr. Lummis for his service to the Company as interim CEO.

Item 8.01. Other Events.

Extension of Share Repurchase Program
On March 3, 2010, Cardtronics, Inc. announced that its Board of Directors had extended the Company’s share repurchase program. The program, which was originally approved in February 2009 and authorizes the Company to repurchase of up to an aggregate of $10 million in shares of its common stock, had an initial expiration date of March 31, 2010. The actions taken by the Board extended the program through March 31, 2011, unless further extended or terminated earlier by the Board of Directors. The extended repurchase program will be conducted in accordance with Rule 10b-18 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder as well as the rules and regulations promulgated by NASDAQ Stock Market LLC. The shares will be repurchased from time to time in open market transactions or privately negotiated transactions at the Company’s discretion. The timing and extent of any purchases will depend on a variety of factors, such as market price, overall market and economic conditions, the level of cash generated from operations, alternative investment opportunities, and regulatory considerations. The Company plans to fund repurchases made under this program from available cash balances and cash generated from operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Cardtronics, Inc.

Date: March 8, 2010	By: /s/ J. Chris Brewster
Name: J. Chris Brewster
Title: Chief Financial Officer